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July 10, 1996


Hanil Telecom Co., Ltd.
Wooduk Bldg.
832-2 Yuksam-Dong
Kangnam-Ku
Seoul, Korea

Dear Sirs

With respect to the Joint Venture Agreement ("JVA") duly executed by Valence Technology B.V. ("Valence BV") and Hanil Telecom Co., Ltd., and the License and Support Agreement ("LSA") and Battery Laminate Supply Agreement ("BLSA"), to be entered into by and between Valence BV and Hanil Valence Co., Ltd. Valence Technology, Inc. ("Valence US") hereby guarantees the obligations of Valence BV under the JVA, the LSA and the BLSA. In the event that Valence BV ceases business, operation or existence, for whatever reason, Valence US or a Valence US subsidiary (including a subsidiary of a subsidiary), will assume the responsibility to perform such obligations of Valence BV, as if Valence US, or the subsidiary, were a party to the JVA, the LSA, and the BLSA.


Sincerely,


Calvin L. Reed
President and CEO